SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – November 4, 2010

CAPRIUS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-11914 (Commission File Number)	22-2457487 (I.R.S. Employer Identification No.)

10 Forest Avenue, Suite 220, Paramus, NJ 07652
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code - (201) 342-0900

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Extension of Material Definitive Agreement

As of November 4, 2010, Caprius, Inc. ("Caprius" or us) and our subsidiaries (collectively, the "Company"), entered into Amendment No. 2 (the "Amendment") to the Securities Purchase and Sale Agreement, dated as of September 16, 2009 with Vintage Capital Group, LLC ("Vintage"), whereby the maximum availability thereunder was increased up to $4.5 million.  There were no other material changes to the terms of  Securities Purchase and Sale Agreement, dated September 16, 2009 as amended in Amendment No. 1 dated September 8, 2010.

Vintage had advanced approximately $4.0 million in cash to the Company, exclusive of amounts related to capitalized obligations. The Company will use the proceeds of the funding under the Amendment for working capital, production and further marketing of the SteriMed Systems, as well as the settlement of certain outstanding obligations.

The foregoing is a summary of the Amendment. For complete information, see the Amendment which is filed as Exhibit 10.1 to this Report and the initial Securities Purchase and Sale Agreement which was filed as Exhibit 10.1 to Caprius’ Form 8-K for an event of September 16, 2009, and Amendment No. 1, which was filed as Exhibit 10.1 to Caprius’ Form 8-K for an event of September 8, 2010.

Item 9.01  Financial Statements and Exhibits

Exhibit

10.1
Amendment No. 2 to the Securities Purchase and Sale Agreement, dated as of November 4, 2010, by and among Caprius, M.C.M. Environmental Technologies, Inc., M.C.M. Environmental Technologies Ltd., and Vintage.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPRIUS, INC.

/s/ Dwight Morgan
Dwight Morgan President & CEO

Dated:  November 8, 2010